EXHIBIT 10.1

Binding Letter Agreement

This Binding Letter Agreement is by and between Jiangsu Leimone Electronics Co., Ltd. (“Jiangsu Leimone”), Zoom Technologies, Inc. (“Zoom Technologies”), Zoom Telephonics, Inc. (“Zoom Telephonics”) and Tianjin Tong Guang Group Digital Communication Co. Ltd (“Tianjin Tong Guang”), (Jiangsu Leimone, Zoom Technologies and Zoom Telephonics collectively hereinafter “the Parties” and individually each a “Party”)  and is effective as of October 18, 2010 (“Effective Date”).

The Parties agree as follows:

1)  Zoom Telephonics and Tianjin Tong Guang agree that upon execution of this Binding Letter Agreement that the License Agreement By and Between Zoom Telephonics , Inc. and Tianjin Tong Guang Group Digital Communication Co., Ltd dated  January 28, 2009 (the “Tianjin Tong Guang License”) shall be terminated.

a.  Tianjin Tong Guang shall comply with the “Effect of Termination” provisions set forth in Article 8 of the Tianjin Tong Guang License, including the relevant sell-off period.  Tianjin Tong Guang consents to Jiangu Leimone assuming any and all rights and remedies surviving termination of the Tianjin Tong Guang License.

b.  Zoom Telephonics for itself, its members, officers, directors, joint-venturers, shareholders, partners, employees, agents, representatives, attorneys, parent companies, subsidiaries and affiliates, successors, assigns and any and all other persons or entities claiming by or through it (collectively the “Zoom Telephonics Releasors”) specifically releases and forever discharges Tianjin Tong Guang as well as its members, officers, directors, joint-venturers, shareholders, partners, employees, agents, representatives, attorneys, parent companies, subsidiaries and affiliates, successors and assigns from any and all claims, actions, suits, damages, liability, losses or expenses of whatever kind and nature, from the beginning of time through the date of this Release related to the termination of the Tianjin Tong Guang License.  This release is subject and conditioned upon Tianjin Tong Guang’s compliance with the “Effect of Termination” provisions in Article 8 of the Tianjin Tong Guang License.

c.  Tianjin Tong Guang for itself, its members, officers, directors, joint-venturers, shareholders, partners, employees, agents, representatives, attorneys,  parent companies, subsidiaries and affiliates, successors, assigns and any and all other persons or entities claiming by or through it (collectively the “Tianjin Tong Guang Releasors”) specifically releases and forever discharges Zoom Telephonics as well as its members, officers, directors, joint-venturers, shareholders, partners, employees, agents, representatives, attorneys, parent companies, subsidiaries and affiliates, successors and assigns from any and all claims, actions, suits, damages, liability, losses or expenses of whatever kind and nature, from the beginning to time through the date of this Release related to the Tianjin Tong Guang License.

2)  Contemporaneously with the execution of this Binding Letter Agreement, Zoom Telephonics shall assign to Jiangsu Leimone its complete ownership of certain Zoom trademarks in the People’s Republic of China as set forth in the Trademark Purchase and Assignment Agreement of Zoom Marks in the PRC attached as Exhibit 1 herewith.

3)  Contemporaneously with the execution of the Trademark Purchase and Assignment Agreement of Zoom Marks in the PRC, Jiangsu Leimone and Zoom Telephonics shall execute the License Back Agreement attached as Exhibit 2 herewith, which provides Zoom Telephonics the royalty-free right to use certain Zoom trademarks in the PRC in connection with telecommunications and computer peripheral products and related services.

4)  Contemporaneously with the execution of the Trademark Purchase and Assignment Agreement of Zoom Marks in the PRC, Zoom Telephonics and Jiangsu Leimone shall execute the License Agreement attached as Exhibit 3 herewith granting Jiangsu Leimone the right to use certain Zoom trademarks except within the PRC.

5)  Contemporaneously with the execution of the Trademark Purchase and Assignment Agreement of Zoom Marks in the PRC, Zoom Telephonics and Jiangsu Leimone shall enter into the Domain Name Assignment and Transfer Agreement attached as Exhibit 4 herewith providing for the assignment of the domain name zoom.com to Jiangsu Leimone.

6)  In the event that Zoom Telephonics desires to sell all or a portion of its worldwide rights in the Zoom Marks subsequent to the completion of the transactions set forth in this Binding Letter Agreement, Zoom Technologies and its subsidiaries shall have a right of first refusal to purchase the Zoom Marks on the same or better terms than were offered by a third party which Zoom Telephonics is willing to accept (“Right of First Refual”).

A.  Upon receipt of an offer to sell all or a portion of its worldwide rights in the Zoom Marks that Zoom Telephonics is willing to accept (“Offer”), Zoom Telephonics shall promptly notify Zoom Technologies of the terms of such Offer.

B.  The Right of First Refusal shall be exercised by Zoom Technologies at its sole discretion on behalf of itself or on behalf of any of its subsidiaries.

C.  If within ten (10) days following Zoom Technologies’ receipt of the notice and terms of the Offer, Zoom Technologies shall deliver either i)  a written acceptance notice (the “Acceptance Notice”) to Zoom Telephonics stating its desire, or the desire of one of its subsidiaries to exercise the Right of First Refusal with respect to the purchase of the Zoom Marks, or ii) a written decline notice (the “Decline Notice”) to Zoom Telephonics stating its desire to decline the Offer.  Upon receipt of an Acceptance Notice from Zoom Technologies, then Zoom Telephonics will have ten (10) days to determine if it can find another offer that is superior for Zoom Telephonics (the “Superior Offer”), and if so then Zoom Telephonics will submit the Superior Offer to Zoom Technologies and Zoom Technologies shall then have ten (10) days thereafter to review and decide if it will accept or decline the Superior Offer.  If Zoom Technologies sends a Notice of Acceptance of the original Offer and Zoom Telephonics does not thereafter submit a Superior Offer, or if Zoom Technologies submit a Notice of Acceptance of the Superior Offer, then thereafter Zoom Technologies or its subsidiary and Zoom Telephonics shall negotiate in good faith to enter into an agreement based upon the terms set forth.  Upon receipt of a Decline Notice,  Zoom Telephonics can proceed to completion of the sale to the third party with the same terms of the Offer.  If neither Notice is received by Zoom Telephonics within ten days of the delivery of the Offer to Zoom Technologies, then Zoom Telephonics can proceed as if it received a Decline Notice.  In the event that after the Decline Notice has been given by Zoom Technologies to Zoom Telephonics , the  terms of the Offer have changed to the advantage of the third party (the “Better Offer”), then Zoom Telelphonics shall resubmit the Better Offer to Zoom Technologies, and Zoom Technologies shall have ten (10) days thereafter to review and decide if it will accept or decline the Better Offer.

D.  [Deleted intentionally.]

E.  The Right of First Refusal shall not apply in the event that Zoom Telephonics sells any of the ZOOM trademarks as part of the sale of the company Zoom Telephonics, or as part of a sale of Zoom Telephonics any product rights assets, other than mobile phone rights assets, such as for example dial-up modem product rights assets, cable modem product rights assets, ADSL product rights assets, Wi-Fi product rights assets, or all Zoom Telephonics Product rights assets.  For a proposed sale of any ZOOM trademarks as part of a sale of Zoom Telephonics mobile phone product rights assets, the Right of First Refusal shall apply provided the right is exercised with respect to all of the assets in the proposed deal.

7)  Within ten (10) business days of signing of this agreement and all the definitive agreements attached as Exhibits 1-4 herewith, Zoom Technologies shall issue and deliver to Zoom Telephonics or its assignees a stock certificate representing Eighty Thousand (80,000) shares of common stock of Zoom Technologies, as a consideration and payment for the sale, assignment and license of Zoom domain name, logo and trademark contemplated hereunder (the “Consideration Shares”). Zoom Telephonics understands and acknowledges that the Consideration Shares shall represent restricted securities of Zoom Technologies and therefore shall be subject to transfer restrictions under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and volume limitations set forth hereinbelow. In addition, a stock certificate representing such Consideration Shares shall bear a standard Securities Act restrictive legend.  The parties hereto agree that the Consideration Shares represent the sole consideration payable to Zoom Telephonics by Zoom Technologies hereunder and Zoom Technologies shall not pay to Zoom Telephonics any other fee, expense or cost in connection herewith. Zoom Telephonics understands that the Consideration Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and Zoom Telephonics may not transfer or otherwise dispose of the Consideration Shares unless the Consideration Shares are registered for resale with the Securities and Exchange Commission or exempt from registration.

The parties hereto agree that Zoom Technologies shall permit Zoom Telephonics to transfer or otherwise dispose of the Consideration Shares, subject to compliance with state and federal securities laws, as follows:

(i)  up to 20,000 of the Consideration Shares – after six months from the Effective Date of this Binding Letter Agreement,

(ii)  up to 40,000 of the Consideration Shares – after nine months from the Effective Date of this Binding Letter Agreement,

(iii) up to 60,000 of the Consideration Shares – after twelve months from the Effective Date of this Binding Letter Agreement, and

(iv) up to 80,000 of the Consideration Shares – after fifteen months from the Effective Date of this Binding Letter Agreement.

8)  Upon execution by all the Parties, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all discussions, negotiations, agreements and past dealings, either oral or written, between or among the parties relating to the subject matter hereof. Any change, modification or amendment of this Agreement shall be in writing and signed by the Party against whom enforcement is sought.

9)  This Agreement shall inure to the benefit of and bind (i) any and all heirs, successors in interest, assigns, officers, directors and employees of the Parties, and (ii) any persons or entities that acquire all or substantially all of the assets or a portion of the assets of the Parties.

10)  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to its rules regarding conflicts of laws.

11)  Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts in the State of Delaware.

12)  The Parties shall not take any actions or fail to undertake any action which would frustrate the purpose of this Agreement.

13)  No provision of this Agreement shall be interpreted against any of the Parties because that Party or its attorneys drafted the provision.

14)  In case any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provision(s) of this Agreement.

15)  The Parties agree to work to effectuate all the terms of this Agreement in good faith.

16)  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered to the other Party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Binding Letter Agreement as of the date first written above.

/s/ Lei Gu	/s/ Frank B. Manning
Mr. Lei Gu	Mr. Frank Manning
Chairman Jiangsu Leimone Electronics Co., Ltd. Wholly owned subsidiary of Zoom Technologies, Inc.	Chairman and President Zoom Telephonics, Inc.

/s/Lei Gu	/s/Lei Gu
Mr. Lei Gu	Mr. Lei Gu
Chairman Zoom Technologies, Inc.	Chairman Tianjin Tong Guang Group Digital Communication Co., Ltd

EXHIBIT 1
Trademark Purchase and Assignment Agreement of Zoom Marks in the PRC

EXHIBIT 2
License Back Agreement

EXHIBIT 3
License Agreement

EXHIBIT 4
Domain Name Assignment and Transfer Agreement